News Release
FOR IMMEDIATE RELEASE	CONTACT
DATE: March 30, 2006	Craig Renner
301-843-8600

ACPT REPORTS NET INCOME OF $7.5 MILLION FOR 2005;

DECLARES QUARTERLY DIVIDEND

ST. CHARLES, MD.- American Community Properties Trust, a diversified real estate organization, today announced results for the year ended December 31, 2005. For the year ended December 31, 2005, ACPT reported net income of $7,545,000, or $1.45 per basic and diluted share, on revenues of $62,313,000. This compares to net income of $2,831,000, or $0.55 per basic and diluted share, on revenues of $49,011,000 for the year ended December 31, 2004. For the year ended December 31, 2005, operating income was $11,106,000, compared to $8,079,000 in 2004.

ACPT reported net income of $5,640,000, or $1.09 per basic and diluted share, on revenues of $21,704,000 for the quarter ended December 31, 2005. This compares to net income of $1,178,000, or $0.23 per basic and diluted share, on revenues of $11,685,000 for the same quarter in 2004. For the quarter ended December 31, 2005, operating income was $4,309,000, compared to $2,584,000 in the fourth quarter of 2004.

The Company also announced today that its Board of Trustees declared a cash dividend of $0.10 per share, payable on April 27, 2006 to shareholders of record on April 13, 2006.

As announced on March 10, 2006, the Company entered into a closing agreement with the Internal Revenue Service (IRS) regarding certain tax issues identified during the fourth quarter 2005. As a result, the Company was able to maintain its status as a Publicly Traded Partnership and continues to not be subject to federal income taxes at the ACPT level. As of September 30, 2005, the Company had accrued $4,814,000 million as an estimate for corporate income taxes and assessments related to the matters included in the closing agreement. The closing agreement required the Company to pay an assessment of approximately $975,000 related to the time delay in reporting the income to the IRS. Accordingly, net income for the fourth quarter of 2005 includes the reversal of $3,839,000 related to amounts previously accrued for these tax matters, which are no longer necessary.

"The results for 2005 represent another strong year for the Company," said J. Michael Wilson, Chairman and Chief Executive Officer. Mr. Wilson noted that in 2005, the Company increased the development and sales of residential lots in its St. Charles, Maryland community and increased sales of commercial lots in Parque Escorial. In addition, during the fourth quarter of 2005 condominium sales in Parque Escorial resumed with the completion and sale of portions of the first of four buildings in the Torres del Escorial mid-rise condominium project. Mr. Wilson also noted that revenues from our investment property operations grew as a result of the acquisitions to the apartment portfolio in late 2004 and early 2005.

"The Company's focus on executing its business strategy produced results which I believe reflect both the breadth and depth of our Company's management and operations," said Mr. Wilson. "We sustained dividend payments to our shareholders, representing $0.40 per share for 2005. At the same time, we continued to invest in our community development and homebuilding operations and we acquired an apartment property to add to our rental portfolio. I believe these investments position us for continued future success."

Edwin L. Kelly, President and Chief Operating Officer, cited several specific areas that accounted for the increase in results. "The Company continues to benefit from its sales agreement with Lennar, delivering 94 lots in 2005 as compared to 70 lots in 2004," said Mr. Kelly. "Not only have we benefited from increased lot delivery, the Company has seen increased per lot sales prices as a result of the increase in housing prices in the Sheffield community. In Puerto Rico, the sales of our commercial parcels in Parque Escorial increased to $10,397,000 in 2005, as compared to $2,676,000 for the previous year." Mr. Kelly attributed the increase primarily to the sale of 9.7 commercial acres in 2005, compared to 2.4 acres in 2004.

Mr. Kelly noted that the revenue increases were partially offset by a decrease in revenue from homebuilding operations in Parque Escorial. "I am pleased to report that the Company was able to complete and sell 32 units at an average closing price of $232,000 per unit which represents a significant increase over the 2004 per unit price of $179,000." Mr. Kelly also noted, "As of December 31, 2005, we had non-contingent sales contracts on 68 units that were under construction."

Mr. Kelly also noted that Heritage at St. Charles, an active-adult community being developed as a joint project with Lennar, delivered the first 25 of 352 lots to Lennar's homebuilding division in December 2005. As lots are sold, the Company recognizes a pro-rata share of revenues and costs that were previously deferred as well as a management fee.

Mr. Kelly added that the Company's operating results should be evaluated over an extended period of time due to the cyclical nature of its business.

ACPT (AMEX, PSE:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, investment apartment properties, and asset management services. ACPT is currently listed on the American and Pacific stock exchanges under the symbol AmCmntyProp (APO).

When filed, ACPT's Form 10-K will be available via the Internet at www.acptrust.com.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements may be related to anticipated revenues, gross margins, earnings, development pace and demand for our products. Numerous factors could cause results to differ, including but not limited to national, regional and local economic and business conditions that will, among other things, affect demand for residential lots, commercial parcels and multifamily housing; the ability of the general economy to recover timely from the current economic downturn, and the availability and credit worthiness of tenants; adverse changes in the real estate markets, including, among other things, competition with other companies, and risks of real estate acquisition and development (including our ability to obtain governmental approval for development projects and to complete our current development projects on time and within budget); ability to obtain insurance at a reasonable cost; ability to renew the HUD subsidy contracts and availability of federal funds on a timely basis to service these contracts; governmental actions and initiatives; and environmental and safety requirements. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it gives no assurances that its expectations will be attained. For more information, please refer to the Company's Form 10-K.

AMERICAN COMMUNITY PROPERTIES TRUST
Financial Highlights

	For the Year Ended		For the Three Months Ended
	12/31/05	12/31/04	12/31/05	12/31/04
			(Unaudited)	(Unaudited)

Revenues	$ 62,313,000	$ 49,011,000	$21,704,000	$11,685,000

Expenses	51,207,000	40,932,000	17,395,000	9,101,000

Operating Income	11,106,000	8,079,000	4,309,000	2,584,000

Other Income/(Expenses)	(4,251,000)	(3,748,000)	(646,000)	(756,000)

Income before (benefit)/provision for income taxes	6,855,000	4,331,000	3,663,000	1,828,000

(Benefit)/Provision for income taxes	(690,000)	1,500,000	(1,977,000)	650,000

Net income (*)	$7,545,000	$2,831,000	$5,640,000	$1,178,000
Earnings per share
Basic and Diluted	$1.45	$0.55	$1.09	$0.23

Weighted average shares outstanding
Basic and Diluted	5,195,000	5,192,000	5,198,000	5,192,000

Cash Dividends per share	$0.40	$0.35	$0.10	$0.10

* Net income for the year and quarter ended December 31, 2005 included a net benefit of $3,394,000 and $3,839,000, respectively, related to the reversal of accruals no longer necessary as a result of the closing agreement reached with the IRS.

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